Exhibit j.3

Duff & Phelps Global Utility Income Fund Inc.

Mutual Fund Custody

Fee Schedule

June 2011

Fee Schedule Notes

A transaction is defined as a receipt or delivery versus payment, a free receive or deliver, a maturity or any other security transaction related to a corporate event.

Breakpoints for the tiers on the domestic safekeeping charges will be calculated on the combined values of the Virtus, Zweig and Phoenix funds.

We will pass through to the client any out-of-pocket expenses including, but not limited to, Federal Reserve charges related to securities transactions, attendance at closings, telecommunication charges, proxy voting expenses, charges incurred for registration fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage, courier expense, custom reporting, custom programming, legal or consulting costs, expenses which are unique to a country in which the client is investing will be passed along as incurred.

A surcharge may be added to certain out-of-pockets expenses to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate. These expenses will be billed to the client as they are incurred.

BNY Mellon will file class action Proofs of Claim on your behalf. An amount equal to 3% of the proceeds will be charged against each participating account at the time the proceeds are credited.

Any services required that pertain to administration of the fund(s) and not included in the above listing, will subject to project fees as mutually agreed upon.

We reserve the right to amend our fees if the service requirements change in a way that materially affects our responsibilities or costs. Support of other derivative investment strategies or special processing requirements (e.g. external cash sweep, etc.) may result in additional fees.

All fees will be billed on a monthly basis. Fees not paid within 60 days of the date of invoice will be subject to a late charge of 1.5% per month.

Earnings credits are provided to the Fund on 100% of the daily available balance in the domestic custodian account after reduction for Federal Reserve requirements, computed at the 90-day T-bill rate minus 0.25% on the day of the balance. Overdrafts, excluding bank errors, will cause a reduction of earnings credits daily, computed at 2% above the Federal Funds rate on the day of the overdraft.

Fees due the Bank are calculated monthly. If the earnings credits exceed the bank charges, such excess can be carried forward to the next succeeding month. However, no earnings credits will be carried forward after calendar year-end. If a negative amount is computed after considering earnings credits (positive/negative) and bank charges, such negative amounts would be billed monthly.

Once signed this fee schedule shall remain valid for a period of not less than 3 years.

BNY Mellon will waive the costs associated with the implementation and will include a standard interface to Virtus, your transfer agent and your fund accounting agent.

All of the information contained within this schedule is confidential and should not be made available to third parties prior to reference to BNY Mellon.

The Bank of New York Mellon Corporation (“BNYM”) has adopted an incentive compensation program designed (i) to facilitate clients gaining access to and being provided with explanations about the full range of products and services offered by BNYM and its subsidiaries and (ii) to expand and develop client relationships. This program may lead to the payment of referral fees and/or bonuses to employees of BNYM or its subsidiaries who may have been involved in a referral that resulted in the obtaining of products or services by Client covered by the Agreement to which this Fee Schedule relates or which may be ancillary or supplemental to such products or services. Any such referral fees or bonuses are funded solely out of fees and commissions paid with respect to all such services or products.

BNY MELLON ASSET SERVICING

Signature Page

The Bank of New York Mellon

Name:	/s/ Terence Farrell

Title:	Vice President

Date:	6/13/2011

Duff & Phelps Global Utility Income Fund Inc.

Name:	/s/ T. Brooks Beittel

Title:	Secretary

Date:	6/10/2011

BNY MELLON ASSET SERVICING

Fee Schedule

BNY Mellon to Provide Domestic and Global Custody services for the following:

Fund series or trusts as listed on Appendix A of the Master Custody Agreement.

BNY Mellon to be the exclusive lending provider for the funds that are custodied at BNYM.

BNY Mellon to be the primary provider of FX services to the funds where BNYM is custodian.

Domestic Custody Services Safekeeping

basis points per annum per fund for assets less than $7.5 billion	0.20
basis points per annum per fund for assets between $7.5 billion and $15 billion	0.15
basis points per annum per fund for assets in excess of $15 billion	0.10

Not in Bank/Not in Custody Assets	$100/line/month

Domestic Transaction Fee

Book-Entry Settlements/Paydowns (DTC/FRB)	$3.50
Per Book-Entry Free Receipt and Free Deliver	$4.00
Per Physical Transaction	$15.00
Per Interfund Transfer	$1.00
Per Wire /Vendor Payment/ Margin Variation Wire	$3.50
Per F/X Not Executed At BNY Mellon	$25.00
Per Futures/Option/Other Derivatives	$15.00

Global Custody Services	Safekeeping Basis Points	Per Transaction

Argentina	18.00	$55.00
Australia	1.50	$15.00
Austria	3.50	$40.00
Bahrain	45.00	$130.00
Bangladesh	45.00	$150.00
Belgium	3.00	$25.00
Benin	45.00	$135.00
Bermuda	20.00	$75.00
Botswana	45.00	$130.00
Brazil	10.00	$30.00
Bulgaria	40.00	$90.00
Burkina Faso	45.00	$135.00
Canada	1.00	$5.00
Cayman Islands	1.00	$10.00
Channel Islands	1.00	$20.00
Chile	20.00	$75.00
China	20.00	$60.00
Colombia	50.00	$95.00
Costa Rica	18.00	$65.00
Croatia	30.00	$75.00
Cyprus	20.00	$50.00
Czech Republic	20.00	$60.00
Denmark	1.25	$35.00
Ecuador	35.00	$80.00
Egypt	40.00	$105.00
Estonia	10.00	$65.00
Euromarkets (Euroclear -Eurobonds only)	0.75	$5.00
Euromarkets (Clearstream -Eurobonds only)	0.75	$5.00
Finland	3.50	$35.00
France	1.50	$15.00
Germany	1.50	$15.00
Ghana	45.00	$130.00
Greece	10.00	$40.00
Guinea Bissau	45.00	$135.00
Hong Kong	2.50	$15.00
Hungary	25.00	$60.00
Iceland	10.00	$45.00
India	11.00	$75.00
Indonesia	8.00	$42.50
Ireland	3.50	$35.00
Israel	20.00	$40.00
Italy	2.00	$25.00
Ivory Coast	45.00	$135.00
Jamaica	40.00	$65.00
Japan	1.00	$12.00
Jordan	40.00	$130.00
Kazakhstan	55.00	$135.00
Kenya	45.00	$130.00
Kuwait	30.00	$80.00
Latvia	40.00	$55.00
Lebanon	45.00	$130.00

Safekeeping Basis Points	Per Transaction

Lithuania	20.00	$45.00
Luxembourg	10.00	$55.00
Malaysia	5.00	$20.00
Mali	45.00	$135.00
Malta	20.00	$65.00
Mauritius	30.00	$115.00
Mexico	5.00	$20.00
Morocco	35.00	$105.00
Namibia	30.00	$65.00
EASDAQ	5.00	$55.00
Netherlands	3.00	$25.00
New Zealand	2.50	$25.00
Niger	45.00	$135.00
Nigeria	30.00	$65.00
Norway	2.00	$25.00
Oman	45.00	$130.00
Pakistan	30.00	$100.00
Palestinian Autonomous Area	45.00	$120.00
Panama	55.00	$75.00
Peru	35.00	$85.00
Philippines	8.00	$35.00
Poland	20.00	$60.00
Portugal	5.00	$35.00
Qatar	40.00	$120.00
Romania	40.00	$75.00
Russia	45.00	$90.00
Senegal	45.00	$135.00
Singapore	2.50	$15.00
Slovak Republic	25.00	$130.00
Slovenia	35.00	$65.00
South Africa	3.00	$35.00
South Korea	8.00	$40.00
Spain	3.50	$25.00
Sri Lanka	16.00	$75.00
Swaziland	30.00	$65.00
Sweden	2.50	$26.50
Switzerland	1.50	$35.00
Taiwan	10.00	$60.00
Thailand	6.00	$20.00
Togo	45.00	$135.00
Trinidad & Tobago	25.00	$55.00
Tunisia	45.00	$55.00
Turkey	15.00	$60.00
UAE	45.00	$130.00
UK	0.75	$12.00
Ukraine	65.00	$105.00
Uruguay	55.00	$85.00
Venezuela	40.00	$130.00
Vietnam	40.00	$100.00
Zambia	40.00	$95.00
Zimbabwe	40.00	$95.00

BNY MELLON SERVICING